VOTORANTIM CELULOSE E PAPEL S.A.
CNPJ/MF nº 60.643.228/0001-21
NIRE 35.300.022.807

MINUTES OF THE MEETING OF THE SUPERVISORY BOARD,
HELD ON 18 JANUARY 2005

The Supervisory Board of VOTORANTIM CELULOSE E PAPEL S/A met at 9 a.m. on the 18th day of January 2005, at the Company's head office. PRESENT : Mr. José Roberto Ermírio de Moraes, Fábio Ermírio de Moraes, Clóvis Ermírio de Moraes Scripilliti, Carlos Ermírio de Moraes and José Luciano Duarte Penido – members of the Board. Meeting Committee: Chairman: José Roberto Ermírio de Moraes; Secretary: Eduardo Lavini Russo . AGENDA : (i) Approval of the financial statements for the business year ended 31.12.2004, based on Clause 17, Sub-Item XI of the Company's bylaws and Section 142, Sub-Item V, of the Corporate Law; (ii) Discussion of a proposal for payment of dividends to be submitted to approval of the stockholders at the General Meeting of Stockholders, in accordance with the amounts contained in the financial statements to be published in Valor Econômico and in the Diário Oficial do Estado de São Paulo ; (iii) Approval of the Capital Budget for retention of profits in the Profits Reserve, to be submitted to the approval of the stockholders at the General Meeting of Stockholders; and (iv) Election of one member of the Board.

DECISIONS TAKEN BY UNANIMOUS VOTE: (i) The financial statements were approved, and it was decided to publish them, together with the opinion of the Auditors, and to submit them to the General Meeting of Stockholders, accompanied by the Report of Management, which was also approved;

(ii) In accordance with the Company's dividend policy, approved at a meeting of the Supervisory Board on 03.12.2003, the Board Members approved submission to the General Meeting of Stockholders of a proposal to pay dividends in excess of the minimum stated in the bylaws, being in total R$ 288,090,000.00 (two hundred and eighty eight million and ninety thousand Reais), of which R$ 152,234,980.00 (one hundred and fifty two million two hundred and thirty four thousand nine hundred and eighty Reais) payable to the holders of common shares, corresponding to R$ 1.44 per share, and R$ 135,855.020.00 (one hundred and thirty five million, eight hundred and fifty five thousand and twenty Reais) payable to holders of preferred shares, corresponding to R$ 1.58 per share;

Since interim dividends were paid on 5 November 2004, in the amount of R$ 80,000,000.00 (eighty million Reais), being R$ 42,275,748.52 (forty two million two hundred and seventy five thousand, seven hundred and forty eight Reais and fifty two centavos) to the common shares and R$ 37,724,251.48 (thirty seven million seven hundred and twenty four thousand two hundred and fifty one Reais and forty eight centavos) to the preferred shares, a total of R$ 208,090,000.00 (two hundred and eight million and ninety thousand Reais) will be paid, in the period to be decided by the Ordinary General Meeting of Stockholders, of which R$ 109,959,231.48 (one hundred and nine million nine hundred and fifty nine thousand two hundred and thirty one Reais and forty eight centavos) to holders of the common shares, corresponding to R$ 1.44 per share, and R$ 98,130,768.52 (ninety eight million one hundred and thirty thousand seven hundred and sixty eight Reais and fifty two centavos) to the preferred shares, corresponding to R$ 1.58 per share;

(iii) The Capital Budget prepared by the Executive Officers was approved, and its submission to the General Meeting of Stockholders was also approved;

(iv) Mr. JOSÉ MARIA DE ARRUDA MENDES FILHO, Brazilian, Married, Forestry Engineer, holder of identity card (RG) 6.088.905 SSP/SP, registered in the Brazilian Registry of Individual Taxpayers (CPF/MF) under number 775.023.458-68, with domicile at Alameda Santos 1357, 6th Floor, São Paulo, S.P., was elected to membership of the Company's Supervisory Board, with the post of Director without specific designation, for a period to end on the same date as the end of the periods of office of the other Directors, elected by meeting of the Supervisory Board on 23 April 2004. He states, for the purposes of §1 of Section 147 of Law 6404/76, that he is not disqualified by any of the crimes specified in law which would prevent him from exercising commercial activity.

The decisions were taken by unanimous vote.

CLOSING, PREPARATION AND SIGNATURE OF THE MINUTES: There being no further business, the meeting was suspended for the time necessary for these minutes to be written, read, checked and, having been agreed to, signed by all those present. São Paulo , 18 January 2005 . (Signed:) JOSÉ ROBERTO ERMÍRIO DE MORAES, FÁBIO ERMÍRIO DE MORAES, CLÓVIS ERMÍRIO DE MORAES SCRIPILLITI, CARLOS ERMÍRIO DE MORAES and JOSÉ LUCIANO DUARTE PENIDO.

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I certify that this is a true copy of the original which is filed at the Company.

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Eduardo Lavini Russo
Secretary